Exhibit 99

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2005 FIRST QUARTER RESULTS

Net Income Increases 7% to $0.25 per Diluted Share on 2% Decline in Revenues

Mentor, Ohio (July 27, 2004) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2005 first quarter ended June 30, 2004. For the first quarter, net income was $17.6 million, an increase of 7% compared with net income of $16.5 million in the first quarter of fiscal 2004. Earnings increased to $0.25 per diluted share compared with $0.23 per diluted share in the first quarter of last year. The increase in earnings for the fiscal 2005 first quarter was primarily driven by improved gross margins.

First quarter revenues were $254.8 million, a decrease of 2% compared with $259.3 million in the first quarter of fiscal 2004. The revenue decline was primarily attributable to lower capital equipment revenues in the Healthcare and Life Sciences segments. The STERIS Isomedix Services segment delivered a very strong first quarter, increasing revenues 15% compared to the first quarter of last year.

“It is encouraging that our businesses were able to deliver margin improvement, earnings growth and strong operating cash flow in the quarter despite lower revenues,” said Les C. Vinney, STERIS’s President and Chief Executive Officer. “For the remainder of fiscal 2005, we expect a pick up in revenue growth driven by improved capital equipment sales in our Healthcare segment, where we are now experiencing stronger demand trends, and continued solid growth in our Isomedix segment. The Life Sciences segment is expected to achieve positive revenue growth through the rest of the year, but growth will be lower than previously anticipated for the segment as weaker market conditions persist. Over the remainder of the year, we will also be evaluating steps to improve Life Sciences profitability. Additionally, we will continue to pursue opportunities across the Company focused on introducing new technologies and entering new markets, which will position us to enhance future growth as these programs achieve commercialization. The Company’s solid financial condition provides the flexibility to pursue these and other actions to drive our strategies to enhance shareholder value.”

STERIS Corporation

News Announcement

July 27, 2004

Segment Results

Healthcare revenues for the first quarter decreased 2% to $176.6 million, due to a decline in capital equipment sales. This decline reflects the continued shift in the segment’s capital equipment mix to a higher proportion of project related revenues and a reduced level of smaller orders typically associated with the replacement of existing equipment. In contrast to the decline in segment revenues, healthcare experienced a strong flow of capital orders in the quarter resulting in a significant increase in backlog compared with the prior year quarter. Based on these positive trends, Healthcare segment revenues are now expected to grow in the range of 5-6% for the full fiscal year 2005. Healthcare segment operating profit increased 16% to $27.5 million for the quarter, compared with $23.6 million in the first quarter of fiscal 2004. The increase in profitability stemmed from improved efficiencies, improved pricing, and the impact of a plant closure in Australia in the prior year quarter.

Life Sciences first quarter revenues decreased 8% to $53.7 million. General softness in certain sectors of the European pharmaceutical market, and industry consolidation during the quarter, resulted in the delay of certain pharmaceutical expansion projects. This softness is expected to persist for the next several quarters, and it is now anticipated that the segment’s revenue growth will be in the range of 3-4% for the full 2005 fiscal year. The segment recorded an operating loss of $4.7 million in the quarter, compared with a loss of $0.6 million in the same period last year, primarily driven by the lower revenue level. To improve profitability, the Company is evaluating actions to modify its Life Science business unit’s portfolio and distribution structure as it further refines its position as a provider of integrated solutions for aseptic processing for the pharmaceutical and bio-pharmaceutical industry.

First quarter revenues for Isomedix Services increased 15% to $24.4 million, compared with the prior year first quarter. Revenue improvement stemmed from increased demand across all industries served. Capacity expansions since the first quarter of fiscal 2004 and a focus on

STERIS Corporation

News Announcement

July 27, 2004

improving total customer satisfaction have positioned this segment to drive additional volume. For the full year fiscal 2005, the segment is expected to grow revenues in the range of 10-11%. Segment operating profit increased significantly to $5.2 million, compared with $3.2 million in the prior year quarter, due primarily to increased volume and improvements in processing efficiency.

Total Company Costs and Expenses

Gross profit margin in the fiscal 2005 first quarter was 43.1%, compared with 41.1% in the prior year first quarter. The increase in gross profit margin reflects improved manufacturing efficiencies, service efficiencies and pricing, and changes in revenue mix. For the quarter, 57% of total revenues came from higher margin consumable and service revenues, compared with 52% of revenues in the prior year quarter. Gross profit in last year’s first quarter was negatively impacted by costs associated with a plant closure in Australia.

Total operating expenses for the first quarter of fiscal 2005 were $81.9 million, compared with $80.3 million in the same quarter of fiscal 2004, an increase of 2% reflecting increased research and development spending. Research and development expenditures totaled $9.3 million for the quarter, an increase of 21% compared with $7.7 million in the first quarter last year. Selling, general and administrative expenses were $72.6 million in the first quarter of fiscal 2005, compared with $72.7 million in the same period last year.

Cash Flow

Cash provided by operations in the first quarter of fiscal 2005 was $42.2 million, compared with $9.4 million in the first quarter of fiscal 2004. A focused effort to reduce working capital requirements led to the increase in operating cash. Free cash flow, defined as operating cash flow less capital expenditures, was $31.7 million in the first quarter of fiscal 2005, compared with negative free cash flow of $1.8 million in the prior year first quarter. Capital expenditures in the first quarter of fiscal 2005 were $10.5 million, compared with $11.3 million in last year’s first quarter.

STERIS Corporation

News Announcement

July 27, 2004

During the quarter, the Company repurchased 1,265,100 shares of its common stock at an average price of $22.25 per common share for a total cash amount of $28.1 million. At the end of the quarter, approximately one million common shares remained under the Company’s currently authorized share repurchase program.

Outlook

Based upon first quarter results and current anticipated trends, the Company expects revenue growth for fiscal year 2005 to be in the range of 5-6% and earnings to be in the range of $1.42 to $1.47 per diluted share. For the second quarter of fiscal 2005, the Company currently anticipates revenue growth of 5-6%, and earnings in the range of $0.29 to $0.31 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-210-839-8500 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on July 27, 2004, until 5:00 p.m. Eastern time on August 3, 2004, either over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by calling 1-800-896-3856 in the United States and Canada, and 1-402-530-8056 internationally.

STERIS Corporation

News Announcement

July 27, 2004

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2004	2003
	(unaudited)	(unaudited)
Net revenues	$254,797	$259,280
Cost of revenues	144,905	152,709

Gross profit	109,892	106,571

Operating expenses:
Selling, general, and administrative	72,566	72,680
Research and development	9,311	7,667

	81,877	80,347

Income from operations	28,015	26,224
Interest expense, net	701	485

Income before income tax expense	27,314	25,739
Income tax expense	9,697	9,267

Net income	$17,617	$16,472

Earnings per common share data:
Basic earnings per common share	$0.25	$0.24
Diluted earnings per common share	$0.25	$0.23

Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,475	69,458
Diluted number of shares outstanding	70,442	70,764

STERIS Corporation

Consolidated Balance Sheets

(In thousands)

	June 30, 2004	March 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,926	$80,408
Net accounts receivable	236,693	255,437
Inventories	101,462	98,249
Other current assets	32,559	28,584

Total current assets	450,640	462,678

Net property, plant, and equipment	372,809	374,102
Net goodwill and intangible assets	230,921	230,993
Other assets	2,085	2,037

Total assets	$1,056,455	$1,069,810

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$60,698	$67,988
Other current liabilities	123,131	122,440

Total current liabilities	183,829	190,428

Long-term debt	104,587	109,090
Other liabilities	95,178	89,593
Shareholders’ equity	672,861	680,699

Total liabilities and shareholders’ equity	$1,056,455	$1,069,810

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended June 30,
	2004	2003
	(unaudited)	(unaudited)
Segment Net Revenues
Healthcare	$176,644	$179,569
Life Sciences	53,718	58,425
STERIS Isomedix Services	24,435	21,286

Total segment net revenue	$254,797	$259,280

Segment Operating Income (Loss)
Healthcare	$27,479	$23,644
Life Sciences	(4,708)	(590)
STERIS Isomedix Services	5,244	3,170

Total segment operating income	$28,015	$26,224